Exhibit (a)(5)

INVESTMENT MANAGERS SERIES TRUST

Certificate of Designation

of

ThinkGrowth Fund
ThinkGlobal Fund
ThinkGreen Fund

The Board of Trustees of Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust’s Agreement and Declaration of Trust, as amended (the “Declaration”), does hereby establish and designate as Series of the Trust, ThinkGrowth Fund, ThinkGlobal Fund and ThinkGreen Fund (each a “Fund” and collectively, the “Funds”), with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in each Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series and Classes of Shares for the Trust as they deem necessary or desirable.

2. Sales Charges. Each Share shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940 (the “1940 Act”) and applicable rules and regulations of the Financial Industry Regulatory Authority, all as set forth in each Fund’s prospectus and statement of additional information.

3. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust set forth in the Declaration shall apply to Shares of the Funds unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

4. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended with respect to a Fund by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote.

5. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

IN WITNESS WHEREOF, pursuant to the vote of a majority of the Trustees, the undersigned officer has signed this document as of the 9th day of January, 2008.

/s/ Joy Ausili
Joy Ausili, Secretary